Exhibit 10.1

AMENDMENT NO. 2
TO THE
BRENMILLER ENERGY LTD.

PRIVATE PLACEMENT AGREEMENT

January 16, 2025

This Amendment No. 2 to the Private Placement Agreement (the “Amendment”) is made and entered into as of January 16, 2025 (the “Effective Date”) by Brenmiller Energy Ltd., an Israeli corporation (the “Company”), and Alpha Capital Anstalt (the “Investor”).

WHEREAS, the Private Placement Agreement (the “Agreement”) was made and entered into as of August 4, 2024, by the Company and the Investor to purchase 1,000,000 of the Company’s ordinary shares, no par value per share (“Ordinary Shares”), at purchase price of $1.05 per share;

WHEREAS, the Company and the Investor agreed to certain amendments to the Agreement on November 4, 2024;

WHEREAS, the Company and the Investor agree to further amend the terms of the Agreement to make certain edits to Section 6.4. of the Agreement; and

WHEREAS, the Investor and the Company have agreed to amend the Agreement pursuant to the provisions of Section 6.2. of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

2.	Amendments to the Agreement. Section 6.4. of the Agreement is hereby deleted and replaced in its entirety with the following:

“Future Investment Right. From the date hereof until the date that is 12 months after the Closing Date, upon the Company’s Ordinary Shares closing on Nasdaq at or above $2.50 per ordinary share (the “Future Investment Trigger Date”), the Investors shall have the right to subscribe for an additional 1,000,000 Ordinary Shares (or at the election of the Investor pre-funded warrants to purchase up to 1,000,000 Ordinary Shares in lieu of Ordinary Shares) at a price of $2.50 per ordinary share (or pre-funded warrant in lieu of Ordinary Shares) in a private placement (the “Future Investment”). Any Investor that desires to undertake such Future Investment shall notify the Company in writing no later than 4:00pm (New York City time) on the fifteenth (15th) business day following the Future Investment Trigger Date, (such 15th day “End Date”). If by 4:00pm (New York City time) on such date an Investor has affirmatively notified its decision to undertake its Future Investment, the Company shall within three (3) business days enter into a securities purchase agreement for such investment in the Company’s securities in form and substance reasonably acceptable to the Investor and Company on terms no less favorable to the Investor described in this Agreement (not including this Section 6.4). For the avoidance of doubt, if an Investor does not affirmatively notify the Company of its decision to undertake the Future Investment in the requisite time period provided above, the Investor shall have no further right to the Future Investment hereunder. The Company may call (the “Call”) exercise of the Future Investment prior to the End Date, if during fifteen (15) days after the Trigger Date the closing price of the Ordinary Shares is $4.00 or more for three (3) consecutive trading days. The exercise of the Call by the Company shall trigger the same requirements as if the Investor had exercised its right to acquire the Future Investment. The foregoing notwithstanding, the Company shall not effect exercise of the rights granted in this Section 6.4 and Investor shall not have the right to exercise any portion of such rights granted in this Section 6.4 only to the extent that after giving effect to such exercise, the Investor would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). “Beneficial Ownership Limitation” shall mean 24.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares. The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provided, that the Beneficial Ownership Limitation in no event exceeds 24.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares held by the Investor. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.”

3.	Effective Date. Unless otherwise stated herein, this Amendment is effective as of the Effective Date.

4.	Miscellaneous

a.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment or any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding.

b.	Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed (including by the affixing of signatures electronically) and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c.	Continuation of the Agreement. Except as expressly modified by this Amendment, the Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment. Nothing herein shall be deemed a waiver or forbearance of any of Investor’s rights under the Agreement except as specifically set forth herein.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

Brenmiller Energy Ltd.

By:	/s/ Avraham Brenmiller
Name:	Avraham Brenmiller
Title:	Chief Executive Officer

Alpha Capital Anstalt

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Director

[Signature Page to Amendment Agreement]